Exhibit 10.3

American Express® Business Line of Credit Loan Agreement and Personal Guarantee

Borrower Information	Lender:
Account Number: 360311	American Express
Borrower: AMERICAN PICTURE HOUSE CORPORATION	National Bank
Borrower Address: 555 Madison Ave # 5FL, New York,	Fees

NY 10022

Business Representative/Guarantor: BANNOR MACGREGOR

Marketplaces: AmexCreditCard, Bank of America

*8280, Bank of America *2818

Financial Transaction Channels: ACH Account: Bank of

America *8280, ACH Account: Bank of America *2818

Late Fee: Up to $100 per month

This tool is provided to help you understand and assess the cost of your small business financing.

The calculations below involve certain key assumptions about this Loan, including that the Loan is paid off in its entirety according to the agreed payment schedule and that no repayments are missed.

Loan Amount	Disbursement Amount (minus fees withheld)[1]	Repayment Amount	Term (repaid monthly)
$115,000.00	$115,000.00	$120,175.00	6 Months
METRIC	METRIC CALCULATION		METRIC EXPLANATION

Total Cost of Capital $5,175.00	Interest Expense: Loan Fee: Origination Fee: Other Fees: Total Cost of Capital:	$0.00 $5,175.00 $0.00 $0.00 $5,175.00	This is the total amount that you will pay in interest or Loan Fees and other fees for the Loan.

			The amount does not include fees and other charges you can avoid, such as late payment fees.[2]

Annual Percentage Rate (APR)[3]	Your Loan will have monthly payments of:	See Specific Monthly Schedule below	This is the cost of the Loan - including total interest or Loan Fees and other fees - expressed as a yearly rate. APR takes into account the amount and timing of capital you receive, fees you pay, and the periodic payments you make.
13.34%	APR:	13.34%	While APR can be used for comparison purposes, it is not an interest rate and is not used to calculate your interest expense or Loan Fee.

Average Monthly Payment $20,029.17	Repayment Amount:	$120,175.00	This is the average monthly repayment amount of the Loan, which does not include fees and other charges you can avoid, such as late payment fees.[2] This is an estimate for comparison purposes only.
	Term (in months):	÷6 Months
	Average Monthly Payment:	$20,029.17
	Specific Monthly Schedule (if available):
	Month 1:	$20,604.17
	Month 2:	$20,604.17
	Month 3:	$19,741.67
	Month 4:	$19,741.67
	Month 5:	$19,741.67
	Month 6:	$19,741.65
Cents on the Dollar (excluding fees) 4.50¢	Interest Expense or Loan Fee:	$5,175.00	This is the total amount of interest or Loan Fee paid per dollar borrowed. This amount is exclusive of fees.
	Loan Amount:	÷$115,000.00
	Cents on the Dollar (excluding fees):	4.50¢
Prepayment	Does prepayment of this Loan result in any new fees or charges?		No (see Section 7)

	Does prepayment of this Loan decrease the total interest or Loan Fees owed?		Yes

1The Disbursement Amount is the amount of capital that a business receives and may be different from the Loan Amount. The Disbursement Amount is net of fees withheld from the Loan Amount. A portion of the Disbursement Amount may be used to pay off any amounts owed from a prior loan or an amount owed to a third party.

2Your business may incur other fees that are not a condition of borrowing, such as late payment fees, returned payment fees, or monthly maintenance fees. Those fees are not reflected here. See the agreement for details on these fees (see Section 12).

3APR should be considered in conjunction with the Total Cost of Capital. APR may be most useful when comparing financing solutions of similar expected duration. APR is calculated here according to the principles of 12 C.F.R. § 1026 (Regulation Z), using twelve (12) payment periods per year.

© 2016 Innovative Lending Platform Association. All rights reserved. Innovative Lending Platform Association is not responsible for any misuse of the SMART Box™ or any inaccuracies in the calculations or information included therein.

This American Express Business Line of Credit Loan Agreement and Personal Guarantee (“Loan Agreement”) is made in connection with your loan, issued by American Express National Bank. “We”, “us”, “our”, and “American Express” mean American Express National Bank. “You” or “your” mean the business (the “Borrower”) to which we issue the loan and, “Business Representative” means the individual person who submitted the loan application on behalf of the Borrower and provides a Personal Guarantee.

Table of Contents
1. Your American Express Business Line of Credit Loan	17. Credit Reports and Reporting to Credit Reporting Agencies
2. Loan Purpose	18. Usury Savings Clause
3. Business Representative’s Guarantee of Borrower’s Contractual Covenants and Payment Obligations	19. Privacy, PATRIOT ACT
4. Conditions and Acceptance of Loan Agreement	20. Electronic Signatures
5. Your Promise to Pay	21. Sending Notices, Disclosures and Communications
6. Term	22. No Warranties
7. Cost and Prepayment	23. Indemnification, Limitation of Liability
8. Minimum Monthly Payments	24. Severability
9. Total Minimum Monthly Payments	25. Assignment
10. Payments	26. No Waiver
11. How We Apply Your Payments	27. Governing Law
12. Fees	28. Claims Resolution
13. Linked Accounts	29. Entire Agreement
14. Events of Default, Remedies	30. Construction
15. Representations, Warranties and Covenants	31. State Disclosures
16. Security Interest, Financing Statements	32. Confidentiality, Press Releases

1. Your American Express Business Line of Credit Loan

This American Express Business Line of Credit Loan (the “Loan”) is an individual installment loan. The loan in the amount you requested in your loan application (“Loan Disbursement”) will reduce your available line of credit by the Loan Disbursement, at a minimum. Every time you draw from your line of credit a separate installment loan is issued by us to you and a separate loan agreement will apply. This Loan and any outstanding loans at the time of execution of this Loan Agreement are together referred to as “Loans”.

The American Express Business Line of Credit is the total amount of funding available to the Borrower upon qualification. This is also the maximum amount you can borrow at any one time. The line of credit is subject to periodic review and change and may also be subject to elimination.

We rely solely on the accuracy, authenticity and completeness of any account or other information you and the Business Representative provide to us to make a Loan Disbursement. You and the Business Representative represent and warrant that all account information or other related information provided by you, and in accordance with which we make a Loan Disbursement, is true, accurate and correct and shall remain true, accurate and correct for the duration of this Loan Agreement. You and the Business Representative agree to hold us harmless to the extent a Loan Disbursement is made in reliance upon information you and the Business Representative provide to us.

You authorize us to send a disbursement in the amount of your Loan Disbursement (or, if necessary, to electronically debit your bank account to correct errors) via automated clearing house in one-to-three business days to a Bank Account, as defined herein, designated on your established American Express Business Line of Credit Loan online account. You and the Business Representative represent and warrant that (1) the Bank Account that receives the Loan Disbursement is used for business purposes and (2) you and the Business Representative are authorized to make deposits into such account.

An American Express Business Line of Credit loan is not a card product, and so, unlike American Express Credit and Charge Cards, you and the Business Representative will not receive any card benefits, rewards programs or insurance with your Loan.

2. Loan Purpose.

YOU AND THE BUSINESS REPRESENTATIVE REPRESENT AND WARRANT THAT THE LOAN WILL BE USED SOLELY FOR BUSINESS PURPOSES (AND AS INDICATED IN YOUR APPLICATION, IF APPLICABLE) AND NOT FOR CONSUMER, PERSONAL, FAMILY OR HOUSEHOLD PURPOSES. YOU AND THE BUSINESS REPRESENTATIVE REPRESENT AND WARRANT THAT YOU WILL NOT USE THE LOAN TO FUND DIVIDENDS OR DISTRIBUTIONS TO YOUR SHAREHOLDERS, PARTNERS, MEMBERS OR OTHER OWNERS OF AN EQUITY INTEREST IN YOUR BUSINESS. THIS LOAN IS NOT A “CONSUMER TRANSACTION” AS DEFINED IN THE UNIFORM COMMERCIAL CODE. This loan may not be used to satisfy any outstanding debt or obligation to us or any of our affiliates. You agree not to repay us from any consumer account and understand that certain important duties imposed upon transactions and communications for consumer purposes, and certain important rights conferred upon consumers, pursuant to federal or state law, will not apply to any aspect of this loan.

Borrower and Business Representative also understand, acknowledge, and agree that we may be unable to confirm whether, for example, any particular use of any amount loaned or any particular payment conforms to this section. Borrower and Business Representative understand, acknowledge, and agree that a breach by Borrower of the provisions of this section will not affect our right to (i) enforce this Loan Agreement, regardless of the purpose for which any amount loaned is in fact used, or (ii) use any remedy legally available to us in a commercial transaction, even if that remedy would not have been available had any amount loaned been disbursed for consumer purposes or payment delivered from a consumer account.

3. Business Representative’s Guarantee of Borrower’s Contractual Covenants and Payment Obligations

You, as the Business Representative, understand and agree that you are entering into this Loan Agreement on behalf of the Borrower and you are executing a Personal Guarantee (the “Personal Guarantee”), in your individual capacity. Business Representative personally and unconditionally guarantees the performance of all of the covenants of Borrower in this Loan Agreement including, but not limited to, the Borrower Contractual Covenants herein and Borrower’s payment obligations herein. Specifically, Business Representative guarantees payment of all amounts owed by Borrower and that such payments will be made strictly in accordance with the terms of any and all Loans of Borrower. Business Representative’s guarantee of payment hereunder is independent of the Borrower’s obligation of payment and a separate claim may be brought against the Business Representative to enforce this Loan Agreement, whether or not any claim is made against Borrower. The liability of Business Representative hereunder is primary, direct, irrevocable, continuing, absolute and unconditional. The Business Representative waives any right to require us to proceed first against the Borrower before recovering damages from the Business Representative. The Business Representative hereby expressly waives and surrenders any defenses to Business Representative’s liability hereunder, it being the purpose and intent of the parties hereto that the obligations of the Business Representative hereunder are absolute and unconditional and without right of set off or deduction.

If one or more of the terms of this Personal Guarantee or its application shall be held to be invalid, illegal, or unenforceable, such terms shall nevertheless remain valid, legal, and enforceable in all such other respects and shall not affect any other provision hereof, but instead, this Personal Guarantee shall be construed as if such invalid, illegal, or unenforceable term had never been contained herein.

4. Conditions and Acceptance of Loan Agreement

The American Express Business Line of Credit is a digital product. To agree to this Loan Agreement the Borrower and Business Representative must each provide their electronic signature below. The Business Representative represents and warrants that the Business Representative is 18 years or older.

The Business Representative represents and warrants that Business Representative is a resident of the United States or the United States territories, as applicable, and has provided and will maintain both a physical business and physical residential address in the United States or the United States territories, as applicable. Business Representative also represents and warrants that all beneficial owners of the Borrower are also residents of the United States or United State territories, as applicable, and have provided and will maintain a physical residential address in the United States or the United States territories, as applicable.

This Loan Agreement in its entirety, and all obligations on the part of American Express contained herein, are subject to and conditioned upon your and the Business Representative’s representations, warranties and covenants being true, accurate, and correct in all material respects as of the date of this Loan Agreement and for the duration of this Loan Agreement. You authorize American Express and its affiliates to conduct such due diligence, inquiries, or investigations as we deem necessary to verify the accuracy of your representations, warranties and covenants, including those concerning your identity, bank accounts, and/or financial information. We will not make any Loan Disbursements under this Loan Agreement until we have verified, to our satisfaction, the accuracy of this information. In the event that we are unable to verify the accuracy of your representations and warranties, to our sole and complete satisfaction, we shall notify you that a condition of this Loan Agreement has not been satisfied. If any condition of this Loan Agreement is not satisfied prior to us making any Loan Disbursements under this Loan Agreement, then this Loan Agreement, in its entirety, shall be deemed void, unenforceable, and of no effect, as if there was no agreement. If a condition of this Loan Agreement is not satisfied after we have made a Loan Disbursement under this Loan Agreement, then our obligations shall terminate, but your obligations under this Loan Agreement will continue in full force and effect, with respect to the Loan Disbursement that we made to you under this Loan Agreement.

5. Your Promise to Pay

You promise to pay the Disbursement Amount shown above, plus Costs (as defined below), plus all other amounts that may become due under this Loan Agreement. The Total Minimum Monthly Payment and Payment Due Date (as such terms are defined below) are shown on each monthly statement that we send you. You must pay each Total Minimum Monthly Payment by the Payment Due Date even if you do not receive a monthly statement. You may not apply any credits you have on any American Express account or on any account you have with any American Express affiliate to your loan balance.

You waive, to the extent permitted by applicable law: (a) protest, demand and presentment: (b) notice of dishonor, protest or suit; (c) all other notices or requirements necessary to hold you liable under this Loan Agreement; and (d) all rights of exemption under the constitution or laws of any state as to real or personal property. YOU AGREE THAT YOUR OBLIGATIONS UNDER THIS LOAN AGREEMENT ARE ABSOLUTE AND UNCONDITIONAL, AND WILL CONTINUE IN FULL FORCE AND EFFECT REGARDLESS OF ANY CIRCUMSTANCE, AND THAT SUCH OBLIGATIONS SHALL NOT BE AFFECTED BY ANY COUNTERCLAIM, SET-OFF, RECOUPMENT, OFFSET, DEFENSE OR OTHER ALLEGED RIGHT AGAINST US.

6. Term

The term of this loan is the term shown in the SMART Box on page 1 of this Loan Agreement (the “Term”).

7. Cost and Prepayment

We will impose a fee (“Cost”) on each Anniversary Date (defined below) that any portion of Loan proceeds remains outstanding until maturity. The portion of Loan proceeds deemed to be outstanding is the total amount of Loan Disbursements made to you that have not yet been repaid.

If the outstanding balance of your loan is paid on or before the Anniversary Date, then, you will not be required to pay Costs for subsequent months on such loan. The Anniversary Date is the date of the month on which you take the loan and occurs monthly thereafter on the same date. However, if your Anniversary Date occurs on a date which does not repeat every month (e.g., the 31st), your Anniversary Date for that month will be the last day of that month. You may repay your loan in full without penalty. However, if you have multiple Loans, Loans must be repaid in the order of the oldest loan first, then the second oldest loan, and so on.

If you repay your Loan in full on or before:	Your anticipated (total) Cost will be:
Second Monthly Anniversary Date	$1,437.50
Third Monthly Anniversary Date	$2,875.00
Fourth Monthly Anniversary Date	$3,450.00
Fifth Monthly Anniversary Date	$4,025.00
Sixth Monthly Anniversary Date	$4,600.00

8. Minimum Monthly Payments

You agree to make minimum monthly payments (each a “Minimum Monthly Payment”) in the amounts specified below on each scheduled monthly payment due date (“Payment Due Date”) as shown on your monthly statement(s). The Minimum Monthly Payment for this loan will be:

Payment Due Date	Scheduled Minimum Monthly Payment:		Monthly Cost %
First Payment Due Date	$20,604.17	*	1.25%
Second Payment Due Date	$20,604.17	*	1.25%
Third Payment Due Date	$19,741.67	*	0.50%
Fourth Payment Due Date	$19,741.67	*	0.50%
Fifth Payment Due Date	$19,741.67	*	0.50%
Sixth Payment Due Date	$19,741.65	*	0.50%

*Or all amounts due under this Loan Agreement if less than the amount shown

Based on your cycle date, your first Payment Due Date may be as short as 21 days from disbursement or as long as 51 days from disbursement. See your American Express Business Line of Credit Loan online account or your monthly statement for your exact Payment Due Dates. You may at any time pay more than the Minimum Monthly Payment without penalty. Any amounts paid above the Minimum Monthly Payment will be applied as detailed in Section 11 How We Apply Your Payments. Any amounts due under this Loan Agreement and remaining unpaid on the final scheduled Payment Due Date are due on that date.

9. Total Minimum Monthly Payments

At least 10 calendar days in advance of each Payment Due Date, we will send you a monthly statement which, in addition to the Minimum Monthly Payment due for this Loan, will include the amounts due for all other unpaid Loan(s) between you and us (“Total Minimum Monthly Payment”). The Total Minimum Monthly Payment due is calculated by adding: (i) the total of the current Minimum Monthly Payment(s) due for each Loan(s), plus (ii) any previous Minimum Monthly Payment(s) remaining unpaid, in whole or in part, for each Loan(s), plus (iii) any billed but unpaid Fees. You may receive more than one monthly statement from us. You are responsible for paying the Total Minimum Monthly Payment on each monthly statement when due.

10. Payments

i.	Automatic Payment Authorization. You authorize us to initiate, on each Payment Due Date, an automatic electronic debit from your business account, the details of which you have provided to us (your “Business Payment Account”) in the amount of the Total Minimum Monthly Payment; provided, however, that if a Payment Due Date falls on a Saturday, Sunday or holiday, then the debit may be initiated on the next business day. If our attempt to debit the Business Payment Account in respect of a Total Minimum Monthly Payment is totally or partially unsuccessful, you authorize us to initiate, on or after the relevant Payment Due Date, one or more automatic electronic debits from your Business Payment Account and one or more additional designated business accounts, the details of which you have provided to us (each such additional account, a “Bank Account”), in an aggregate amount not to exceed the Total Minimum Monthly Payment. Such additional debits may be made against the Business Payment Account and individual Bank Accounts in any order and amount (but not to exceed in aggregate the amount of the Total Minimum Monthly Payment then due), with no obligation on our part to minimize the number of debits initiated or accounts debited. Any separate payments that you make on or before a Payment Due Date will not affect this authorization. We will not be liable for any fees that you may incur if we are unable to debit your Total Minimum Monthly Payment under this authorization. We also are not responsible for any fees imposed on you by the provider of any Business Payment Account or Bank Account as the result of any authorized debits or any payments made directly by you under this Loan Agreement. You agree that Automated Clearing House transactions must comply with the provisions of U.S. law, and you agree to be bound by the National Automated Clearing House Association Operating Rules, as in effect from time to time and to the extent applicable, in connection with all such transactions.

ii.	Account Maintenance. You agree to maintain in your Business Payment Account sufficient funds to meet each Total Minimum Monthly Payment obligation. We may initiate a debit at any time on or after a Payment Due Date, including prior to the time that we open for business on any business day. Consequently, you understand that funds must be available by the end of the business day prior to the applicable Payment Due Date and maintained in your Business Payment Account until the debit is processed.
iii.	Changing Debit Authorization. If you need to make a change related to your automatic electronic debit authorization, you may make a request to do so by calling Customer Service at 1-888-986-8263. If you want to request a change that is relative to an upcoming payment, you should call Customer Service at the number above at least five (5) business days prior to the relevant Payment Due Date. We may modify or terminate automatic debiting for any reason by notifying you in writing in accordance with Section 21 Sending Notices, Disclosures and Communications. Following the date of any termination of automatic debits, you will be responsible for making all further payments directly and in a timely manner.
iv.	Alternative Payment. If for any reason we are unable to initiate an electronic debit, you agree that we may prepare and deposit a remotely created check in the same amount.
v.	Check Payments. When you pay us by check, you authorize us to electronically deduct the amount from your bank or other asset account. We may process the check electronically by transmitting to your financial institution: the amount, the routing number, the account number, and the check serial number. If we do this, your payment may be deducted from your bank or other asset account on the same day we receive your check. Also, you will not receive that cancelled check with your bank or asset account billing statement. If we cannot collect the funds electronically, we may issue a draft against your bank or other asset account for the amount of the check.
vi.	Other Payments. You may make additional or alternative payments at any time. Payments made by check should be sent by postal mail, postage paid, to the following address: American Express Business Line of Credit Payment Remittance, P.O. Box 570622, Atlanta, GA 30357. You may also call Customer Service to arrange payments by overnight delivery, telephone, or other acceptable method. Payments made to any other address than as specified by us may result in a delay in processing and/or crediting for which we will not be responsible. All payments must be made in good funds from an account at an U.S. institution in U.S. dollars. You are solely responsible for any costs associated with a payment. Payments received after 5:00 p.m. (ET) on any day will be credited on the next business day. Credit to your account may be delayed and you may also incur a Late Fee if a payment (a) contains more than one payment for one or more Loans, or (b) includes staples, paper clips, tape, a folded check, or correspondence of any type. We will not accept a payment made in a foreign currency or payment drawn on an account at a bank located outside of the U.S.
vii.	Acceptance of Late and Partial Payments, Disputed Amounts. We may accept late or partial payments without losing any of our rights under this Loan Agreement. You agree not to send us partial payments marked “paid in full,” “without recourse,” or similar language. If you send such a payment, we may accept it as an accommodation to you without losing or waiving any of our rights under this Loan Agreement. All written communications concerning disputed amounts, including any check or other instrument that indicates that the payment constitutes “payment in full” of your payment or fee obligations or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount, must be mailed or delivered to American Express Business Line of Credit Dispute Resolution, P.O. Box 570622, Atlanta, GA 30357.

11. How We Apply Your Payments

With regard to all Loans listed on your monthly statement, payments received will be applied first to Fees to the extent included in your Total Minimum Monthly Payment due, then to Loans listed on your monthly statement, in order of the oldest loan first, then the second oldest loan, and so on; provided, however, that if one or more of your Loans is delinquent, we may apply payments first to delinquent Loans at our sole discretion. With respect to any particular loan, payment will be applied as described in the Loan Agreement associated with that loan. When repaying Loans in full, Loans must be repaid in the order of the oldest loan first, then the second oldest loan, and so on.

With respect to this Loan, payment will be applied first to any Fees associated with this Loan, then to Costs, and finally to principal, to the extent included in your Total Minimum Monthly Payment due. Payments will be applied based on Fees and Costs posted as of the day of payment application which may be different from the Fees and Costs listed on your monthly statement. Any amount received in excess of your Total Minimum Monthly Payment due will be applied in the same order as your Total Minimum Monthly Payment. Any payment in excess of the Total Minimum Monthly Payment due does not relieve you of your obligation to make your next scheduled Total Minimum Monthly Payment.

We will apply your payments as described above even if you provide an instruction or notation with your payment.

12. Fees

You may incur one or more Late Fee(s) (together, “Fees”).

If we do not receive the Total Minimum Monthly Payment by the Payment Due Date, we may assess a Late Fee of:

i.	$10 if the aggregate outstanding balance of the Loans listed on the monthly statement (including any Fees) is equal to or greater than $35 but less than or equal to $500;
ii.	$35 if the aggregate outstanding balance of the Loans listed on the monthly statement (including any Fees) is greater than $500 but less than or equal to $5,000;
iii.	$100 if the aggregate outstanding balance of the Loans listed on the monthly statement (including any Fees) is greater than $5,000.

13. Linked Accounts

To be eligible for the American Express Business Line of Credit, you have linked a Business Payments Account, certain Bank Accounts, marketplaces where you do business, service providers and/or other accounts on your American Express Business Line of Credit Loan online account. To the extent you de-link any such accounts, marketplaces or service providers this may impact your available line of credit. To avoid any impact to your available line of credit, you should promptly notify us if (i) the details of your account with any such marketplace or other service provider change, (ii) you open a new account with any such marketplace or other service provider or (iii) you close your account with any such marketplace or other service provider.

14. Events of Default, Remedies

Each of the following will constitute an “Event of Default” under this Loan Agreement:

i.	you or the Business Representative violate a provision of this Loan Agreement,
ii.	you or the Business Representative give us false or misleading information either now or at the time made or furnished,
iii.	you or the Business Representative commit fraud,
iv.	you or the Business Representative misrepresent your identity or your ownership of any account,
v.	you or the Business Representative default under another agreement you have with us or an affiliate,
vi.	if you are a sole proprietorship, the Business Representative becomes incapacitated or dies; if you are a trust, a trustor becomes incapacitated or dies; if you are a partnership, any general or managing partner becomes incapacitated or dies; if you are a corporation, any principal officer or ten percent (10.00%) or greater shareholder becomes incapacitated or dies; if you are a limited liability company, any managing member becomes incapacitated or dies; if you are any other form of business entity, any person(s) directly or indirectly controlling ten percent (10.00%) or more of the ownership interests of such entity becomes incapacitated or dies;
vii.	you (a) legally dissolve, close, are adjudicated insolvent or cease to pay your debts as they mature, (b) make a general assignment for the benefit of or enter into an arrangement with creditors, (c) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of your property, (d) become subject to, voluntarily or involuntarily, a petition in bankruptcy or under any similar law, (e) liquidate, or (f) take any step to effectuate any of the foregoing (a)-(e),
viii.	the Business Representative becomes subject to, voluntarily or involuntarily, a petition in bankruptcy or under any similar law,
ix.	you enter into any consolidation merger, partnership, joint venture, or other combination without our prior written consent,
x.	any guarantee given to us ceases to be in full force and effect or is declared to be null and void; or the validity or enforceability thereof is contested in a judicial proceeding; or Business Representative denies that Business Representative, has any further liability under such guarantee; or Business Representative defaults in any provision of any guarantee, or any financial information provided by Business Representative is false or misleading,
xi.	you sell any assets except in the ordinary course of your business as now conducted, or sell, lease, assign, or transfer any substantial part of your business or fixed assets or any property or other assets necessary for the continuance of your business as now conducted, including, without limitation, the selling of any property or other assets accompanied by the leasing back of the same,
xii.	any creditor tries to take, by foreclosure, seizure, repossession, receivership, or otherwise, any of your property on or in which we have a lien or security interest,
xiii.	a judgment is entered against you or Business Representative that is not satisfied within thirty (30) days or stayed pending appeal,
xiv.	your credit rating is downgraded or a risk alert is generated, in either case, by any third party or any third party credit reporting service (e.g., D&B or Equifax) or by us,
xv.	you or the Business Representative fail to provide such information as we may request from time to time (including but not limited to, information about beneficial owners of the Business),
xvi.	you terminate your automatic scheduled debit authorization, stop payment on any authorized debit hereunder or claim that a debit transaction is unauthorized,
xvii.	you or the Business Representative are in default under any loan, security agreement, or any other agreement, in favor of any other party to whom you owe a debt,
xviii.	you make a material change in your ownership or organizational structure (acknowledging that any change in ownership will be deemed material when ownership is closely held),
xix.	we do not receive the full amount of your Minimum Monthly Payment Due on your Payment Due Date, or
xx.	we believe you or the Business Representative is unable or unwilling to pay your debts when due.

Upon the occurrence of an Event of Default, we may, to the extent permitted by applicable law:

i.	require you to immediately pay more than the Minimum Monthly Payment Due,

ii.	require you to immediately repay your Loan in full,
iii.	declare all your Loans in default,
iv.	suspend your ability to obtain further Loans,
v.	initiate a claim against Borrower and Business Representative, or
vi.	initiate one or more debits to your Business Payment Account or Bank Account, at any time and from time to time, for all amounts due us.

To the extent not prohibited by applicable law, Borrower or Business Representative shall pay us, on demand, any and all expenses, including, but not limited to, arbitration filing and other fees, collection costs, attorneys’ fees, and all other expenses of a like or unlike nature, which may be expended by us to obtain or enforce payment obligations of Borrower or guarantee obligations of Business Representative. Borrower and Business Representative hereby waive any and all defenses to liability under this Agreement other than payment in full.

Upon the occurrence of an Event of Default under Section 14 (vii) (excluding subclause (f)), all outstanding amounts will be immediately due and payable. Upon the occurrence of any other Event of Default, we will have the right, but not the obligation, to declare all outstanding amounts to be immediately due and payable. In addition, we will have and may exercise any and all other rights and remedies available to us. Except as may be prohibited by applicable law, all of our rights and remedies, whether evidenced by this Loan Agreement or by any other record, will be cumulative and may be exercised singularly or concurrently. Election by us to pursue any remedy will not constitute a waiver of our rights to pursue other remedies. No forbearance or delay by us will be deemed to waive any of our rights or remedies or create a course of dealing between the parties. Any election by us to make expenditures or to take action to perform one or more of your obligations under this Loan Agreement, after your failure to perform, will not affect our right to declare an Event of Default and exercise our remedies.

Notice of Borrower or Business Representative Default

You and the Business Representative agree to furnish to us, immediately upon becoming aware of the existence of any condition or event which with the lapse of time or failure to give notice would constitute an event of default under this Loan Agreement, written notice specifying the nature and period of the existence of such condition or event and any action which you and/or the Business Representative are taking or propose to take with respect thereto.

Authorization to Withdraw from Deposit Accounts for Past Due Amounts and/or upon Event of Default

You hereby irrevocably authorize us (such authorization being coupled with an interest) to debit or otherwise withdraw (via the ACH system, electronic checks, wires or otherwise) any funds we are entitled to receive under this Loan Agreement for past due amounts and/or upon the occurrence of an Event of Default from any deposit accounts owned or controlled by you, including without limitation, any Business Payment Account or Bank Account as applicable. You represent, warrant, and agree that, as of the date of and during the term of this Loan Agreement, each such Business Payment Account or Bank Account was established for business purposes and continues to be used for business purposes. The specific Business Payment Account or Bank Account(s) set up for automatic debit will no longer apply. This authorization may not be revoked until we have received the amounts past due, or, upon an Event of Default, the total outstanding balance of all Loan(s). You acknowledge and agree that we may issue pre-notifications to your bank(s) with respect to such debits, withdrawals and other transactions. Further, you agree that you will provide such information and execute such documents to enable us to make such debits as may be reasonably requested by the financial institution(s) at which such deposit accounts are held.

Within two (2) business days of any request by us, you will provide, or cause the applicable financial institutions to provide, us with records and/or other information regarding the Business Payment Account, Bank Accounts and any other deposit accounts owned or controlled by you. You hereby authorize and direct the applicable financial institutions to provide us with all such information at your expense.

Right of set-off.

In addition to any rights and remedies provided to us by law, if your loan is in default, you agree that we and any of our affiliates may recoup from, set-off against, and apply any and all deposits at any time held by, funds in the possession of, and other indebtedness or obligations at any time owing by, us or any of our affiliates to or for the credit or account of the Business and/or the Business Representative against any and all obligations owing to us under this Loan Agreement, to the extent permitted by applicable law. We may use this right of set-off without prior notice to you (any such notice being waived by you) and without first making a demand under this Loan Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit, funds or indebtedness.

15. Representations, Warranties and Covenants

Each of the Borrower and Business Representative represents, warrants and covenants the following as of the date hereof and at all times during the term of this Loan Agreement:

i.	that the Business is in good standing and is and will remain duly organized, licensed, validly existing and in good standing under the laws of its state of formation, and is and will remain duly qualified, licensed, and in good standing in each and every other state in which the failure to do so could have a material adverse effect on its financial condition, business or operations;
ii.	that (1) any information provided to us regarding your loan, including the bank, financial, or other account information provided in your loan application, is true and accurate and will remain true and accurate for the duration of this Loan Agreement; (2) you have not misrepresented the identity of the Business or of the Business Representative, or described, presented or portrayed yourself as a person other than yourself; (3) you are solvent and are not contemplating any insolvency or bankruptcy proceeding, nor have you initiated or been a party in any insolvency, bankruptcy, receivership, or assignment for the benefit of your creditors and no such action or proceeding has been filed or is pending against you during the four months preceding the date of this Loan Agreement; (4) the Business Representative has full power and authority to act as the Business Representative and enter into this Loan Agreement on behalf of the Business; (5) you have no present intention to close or cease operating your business, in whole or in part, temporarily or permanently; and (6) no eviction or foreclosure is pending or threatened against Borrower.

iii.	to furnish us information that we may request from time to time;
iv.	not to use any amount loaned for personal, family or household purposes and not to repay us from any consumer account;
v.	your exact legal name set forth herein is true and correct, and you do not and will not conduct your business under any other name other than the d/b/a provided to us;
vi.	you will not change your place of business, your legal name, entity type, or state of formation without our prior signed consent;
vii.	you are authorized and permitted, by law, your organizational documents, any contracts to which you are a party and otherwise, to execute, deliver, and perform this Loan Agreement and all related documents;
viii.	you are subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction that could have a material adverse effect on your financial condition, business or prospects;
ix.	not to materially change the nature of the business that you conduct from the type of business originally disclosed to us in connection with this Loan Agreement and, unless we are adequately notified in advance, to conduct your business substantially in accordance with past practices;
x.	you will take all steps necessary to provide us with access, and you will not reduce or remove, or cause anyone to reduce or remove, our access once granted, to your Business Payment Account(s) or Bank Account(s) linked to your American Express Business Line of Credit Profile as of the date of execution of this Loan Agreement and used for Loan Disbursement or Repayment;
xi.	with regard to information about any marketplace or other service provider that you provided to us to determine the amount of your loan, to notify us promptly if the details of your account with such marketplace or other service provider changes, you open a new account or you close your account;
xii.	to use your Business Payment Account in a volume consistent with the level of transactions you processed through such account(s) when you received your loan, or otherwise ensure that funds sufficient to satisfy your obligations under this Loan Agreement are deposited into your Business Payment Account or Bank Account;
xiii.	to maintain a minimum balance in your Business Payment Account or Bank Account, as appropriate;
xiv.	is in compliance with any and all federal, state, and local laws and regulations and all rules and regulations relating to the operation of Borrower’s business and Borrower possesses and is in compliance with all permits, licenses, approvals, consents, registrations and other authorizations necessary to own, operate and lease its properties and to conduct the business in which it is presently engaged;
xv.	to collect on your sales promptly, in compliance with all applicable federal, state and local laws, rules and regulations and consistent with your past collection practices;
xvi.	to make payments to us (in U.S. dollars) on the applicable “Payment Due Date”;
xvii.	not to take any action to discourage the use of your Business Payment Account and not to permit any event to occur that could have an adverse effect on the use, acceptance or authorization of your Business Payment Account for the purchase of services and/or products by your customers;
xviii.	not to open a new account other than the Business Payment Account or Bank Account (collectively, the “Accounts”) into which your sales will be deposited and not to take any action to cause future sales to be settled or paid to any account other than the Accounts;
xix.	not to sell, dispose, convey or otherwise transfer your business or assets without our express prior written consent and the prior payment or assumption of all of your obligations under this Loan Agreement pursuant to documentation reasonably satisfactory to us;
xx.	not to take any intentional action that would substantially impair or reduce your generation or collection of accounts receivable adequate to satisfy your obligations under this Loan Agreement without our prior written permission;
xxi.	not to terminate your authorization of scheduled debits, stop payment on any debit authorized, claim that a debit transaction is unauthorized, or seek a refund, return, chargeback or dispute of a credit card transaction related to a payment;
xxii.	to maintain insurance in such amounts and against such risks are consistent with past practice and shall show proof of such insurance upon our request;
xxiii.	Borrower shall not enter into any arrangement, agreement or commitment that relates to or involves Borrower’s accounts receivable, whether in the form of a purchase of, a loan against, or the sale or purchase of credits against, Borrower’s accounts receivable or future credit card or online sales with any party other than us;
xxiv.	Borrower has good, complete and marketable title to all of its accounts receivable, free and clear of any and all liabilities, liens, claims, charges, restrictions, conditions, options, rights, mortgages, security interests, equities, pledges and encumbrances of any kind or nature whatsoever or any other rights or interests that may be inconsistent with the transactions contemplated with, or adverse to the interests of, us;
xxv.	to notify us promptly if, with regard to any Business Payment Account or Bank Account, the details of your account change, you open a new account or you close your account; and
xxvi.	that: (a) There is no action, suit, proceeding or investigation pending or, to your knowledge, threatened against or affecting you or any of your assets before or by any court or other governmental authority which, if determined adversely to you, would have a material adverse effect on your financial condition, business or prospects; (b) neither you nor any of your direct or indirect owners of at least 25% are listed on the U.S. Department of Treasury, Office of Foreign Assets Control, Specially Designated Nationals and Blocked Persons List; and (c) you will provide the name(s) and other personal information that we request regarding any subsequent beneficial owners who own 25% or more of the Borrower within thirty (30) days of any such change.

Collectively, the preceding items (i) through (xxvi) are your “Borrower Contractual Covenants”.

16. Security Interest, Financing Statements

Borrower grants to us, to secure Borrower’s performance under this Loan Agreement, a continuing security interest in any and all assets of Borrower, wherever found, that Borrower now owns or shall acquire, including, but not limited to: (a) all tangible and intangible personal property of Borrower, including, but not limited to, all cash or cash equivalents, accounts, deposit accounts, chattel paper, documents, equipment, general intangibles, instruments, inventory, investment property (including certificated and uncertificated securities, securities accounts, securities entitlements, commodity contracts and commodity accounts), letter of credit rights, commercial tort claims and as-extracted collateral (as those terms are defined in Article 9 of the Uniform Commercial Code (“UCC”) in effect from time to time in the State of Utah); (b) all patents, patent applications, trademarks, trade names, service marks, logos, copyrights, and other sources of business identifiers, and all registrations, recordings and applications with the U.S. Patent and Trademark Office (“USPTO”) and U.S. Copyright Office and all renewals, reissues and extensions thereof (collectively “IP”), together with any written agreement granting any right to use any IP; and (c) all accessions, attachments, accessories, parts, supplies and replacements, products, proceeds and collections with respect to the items described in (a) and (b) above, as those terms are defined in Article 9 of the UCC and all records and data relating thereto.

Borrower understands and agrees that we may at any time file one or more (i) UCC-1 financing statements, lien entry form or other document to perfect, amend, or continue any interest granted herein and (ii) assignments with USPTO and/or U.S. Copyright Office to perfect any security interest in IP described above. Borrower agrees to cooperate with us as may be necessary to accomplish said filing and authorizes us to sign Borrower’s name to affect the filing or continuation of any such filings.

Borrower hereby acknowledges and agrees that we may use “doing business as” or “d/b/a” names or agents in connection with various matters relating to the transaction between us and Borrower, including the filing of UCC-1 financing statements and other notices or filings.

17. Credit Reports and Reporting to Credit Reporting Agencies

You and the Business Representative authorize us to verify your and his/her information and obtain reports from commercial and consumer reporting agencies or other third parties, and from our affiliates, as applicable, from time to time as permitted by applicable law. You and Business Representative agree that we may investigate your and his/her ability to pay and obtain information about you and Business Representative from other sources. You and Business Representative authorize us and our affiliates to share information we have about you and Business Representative at any time for marketing and administrative purposes as permitted by law and you and Business Representative agree that we will use such information for any purposes, subject to applicable law and pursuant to our privacy practices as described in Section 19 Privacy, PATRIOT ACT. Upon request, we will tell you and Business Representative if we have received a consumer report and the name and address of the agency that provided it.

You and Business Representative agree that we may provide information about your loan to credit reporting agencies. For example, we may tell a credit reporting agency if you fail to make a payment or fail to comply with any other term of this Loan Agreement, or otherwise default on your loan. This may have a negative impact on your credit reports.

If you believe information we provided to a credit reporting agency is incorrect, write to us at: American Express Credit Bureau Unit, P.O. Box 981537, El Paso, TX 79998-1537. When you write to us, tell us the specific information you believe is incorrect.

You and Business Representative waive to the maximum extent permitted by law any claim for damages against us or any of our affiliates relating to any (a) investigation undertaken by or on your behalf as permitted by this Loan Agreement or (b) disclosure of information as permitted by this Loan Agreement. You and Business Representative also agree that we may release information if we believe it is required to comply with any governmental or legal process, whether or not such release is actually required, or when it is necessary or desirable in connection with a transaction or investigating a loss or potential loss.

18. Usury Savings Clause

It is the intention of parties hereto to comply strictly with applicable laws and accordingly, in no event and upon no contingency will we ever be entitled to receive, collect, or apply payments as interest in excess of the maximum rate of interest which we may lawfully charge under applicable law (“Maximum Rate”). In the event that we ever receive, collect, or apply payments as interest in excess of the Maximum Rate, such amount which, but for this provision, would be excessive interest, will be applied to the reduction of the principal balance owed hereunder; and if said principal balance, and all lawful interest thereon, is paid in full, any remaining excess will forthwith be paid to you, or another party lawfully entitled thereto. In determining whether or not the interest or fees paid or payable, under any specific contingency, exceeds the highest rate which we may lawfully charge under applicable law from time to time in effect, the parties will, to the maximum extent permitted under applicable law, characterize any non-principal payment as a reasonable loan charge, rather than as interest. Any provision hereof or of any other agreement between the parties, that operates to bind, obligate, or compel you to pay interest in excess of such Maximum Rate will be construed to require the payment of the Maximum Rate only. The provisions of this section will be given precedence over any other provision contained herein or in any other agreement between the parties that is in conflict with the provisions of this section.

19. Privacy, PATRIOT ACT

Your privacy is very important to us. For information about how we collect, store, use, share, and protect your information, please read our Privacy Statement at https://www.americanexpress.com/us/company/privacy-center/online-privacy- disclosures/#privacy-statement, as it is updated from time to time. We may also send you communications from time to time regarding privacy choices which you may make.

TO HELP PREVENT THE FUNDING OF TERRORISM AND MONEY LAUNDERING ACTIVITIES, FEDERAL LAW REQUIRES ALL FINANCIAL INSTITUTIONS SUCH AS US TO OBTAIN, VERIFY, AND RECORD INFORMATION ABOUT PERSONS AND ORGANIZATIONS WHICH OPEN AN ACCOUNT OR ESTABLISH A RELATIONSHIP WITH US OR TO WHICH WE SEND MONEY.

20. Electronic Signatures

You and the Business Representative consent to the use of electronic records and signatures in the execution and performance of this Loan Agreement. The Loan Agreement, and any other document you and the Business Representative sign electronically, will be legally valid and enforceable in accordance with its terms to the same extent as if you and the Business Representative had executed it on paper using a handwritten signature.

21. Sending Notices, Disclosures and Communications

Electronic Communications

We may provide any notice, disclosure, statement or other communication related to this Loan Agreement to you or Business Representative by any lawfully permitted electronic means, including by (i) sending it to your email address, (ii) posting it on the American Express website, or (iii) making it available to you on the American Express website through a link provided on an email or communication. Communications sent to you electronically will be effective the earlier of when (i) we send it to you or (ii) we send or otherwise provide you with notice that the communication has been posted on the American Express website. You and Business Representative agree that we may use any email address you provide to us. You may set your electronic communications preferences in your American Express Business Line of Credit Loan online account. Regardless of these preferences, we may continue to send you certain communications, including servicing messages, electronically.

A copy of your executed Loan Agreement, as well as your monthly statements and other communications and disclosures provided in connection with your Loan, are available in your American Express Business Line of Credit Loan online account.

Postal Mail Communications

We may mail you and Business Representative notices through the U.S. mail, postage prepaid, using the latest billing address on our records. Any notice that we send this way is deemed to be given when deposited in the U.S. mail.

Changes to Your Contact Information

You and Business Representative must notify us immediately of any changes to any email address, phone number or mailing address to which we send or make any communications. You may do so by accessing your American Express Business Line of Credit Loan online account or by calling Customer Service at 1-888-986-8263.

Servicing and Collections Calls/Text Messages

If we need to contact you or Business Representative to service your Loan or to collect amounts you owe, you and Business Representative authorize us (and our affiliates, agents, and contractors) to contact you at any number you provide, from which you call us, or at which we believe we can reach you. We may contact you using an automated dialer or prerecorded messages. We may contact you on a mobile, wireless or similar device, even if you are charged for it. To the extent you previously provided consent to receive solicitation or marketing calls or texts at a phone number you provided, this term does not affect your prior consent.

Call Monitoring

We may monitor and record any calls and/or web sessions between you and us.

22. No Warranties

EXCEPT AS EXPRESSLY PROVIDED IN THIS LOAN AGREEMENT OR APPLICABLE LAW, WE MAKE NO REPRESENTATIONS OR WARRANTIES. WE HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE RELATING TO OR ARISING OUT OF THIS LOAN AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WE MAKE NO REPRESENTATION OR WARRANTY TO YOU REGARDING THE EFFECT THAT THIS LOAN AGREEMENT MAY HAVE UPON YOUR TAX LIABILITIES IN ANY JURISDICTION.

23. Indemnification, Limitation of Liability

You and the Business Representative will indemnify and hold American Express, its direct or indirect subsidiaries, controlled affiliates, agents, employees or representatives (collectively referred to as the “Indemnified Parties”) harmless from and against all losses, damages, claims, liabilities, obligations, penalties, suits, actions, controversies, or proceedings of any kind, imposed upon, incurred by, or asserted against any of the Indemnified Parties, in any way arising from, in connection with, relating to, or incident to your or the Business Representative’s breach of this Loan Agreement, including the payment of all costs and expenses of every kind for the enforcement of our rights and remedies hereunder. Such amounts will bear interest at the rate for prejudgment interest prevailing in your jurisdiction until paid.

NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, IN NO EVENT WILL AMERICAN EXPRESS, ITS DIRECT OR INDIRECT SUBSIDIARIES, CONTROLLED AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, NOR FOR ANY LOST PROFITS IN CONNECTION WITH OR ARISING OUT OF THIS LOAN AGREEMENT.

The foregoing indemnities are continuing indemnities and will survive expiration or termination of this Loan Agreement for any reason.

24. Severability

If any part of this Loan Agreement is found by a court or governmental authority to be invalid or unenforceable, that part will be deemed omitted from this Loan Agreement. The remainder of this Loan Agreement will remain in full force and effect, and will be modified only as necessary to give such force and effect to the remaining provisions.

25. Assignment

We may sell, transfer or assign this Loan Agreement or your Loan. We may do so at any time without notifying you. You may not sell, assign or transfer your Loan or any of your or the Business Representative’s obligations under this Loan Agreement. Any such sale, assignment or transfer by you or the Business Representative will be null and void.

You acknowledge that American Express, acting solely for this purpose as your non-fiduciary agent, shall maintain a register for the recordation of the name and address of the holder of the Loans (including any assignee, participant or transferee, if any, who becomes the holder of the Loans pursuant to an assignment, participation, sale or transfer), and principal amounts (and stated interest) of the Loans owing to, such holder from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and you, American Express, Business Representative and holder of the Loans (including any assignee, participant or transferee, if any, who becomes the holder of the Loans pursuant to an assignment, participation, sale or transfer) shall treat the person whose name is recorded in the Register as a holder of the Loans hereunder for all purposes of this Loan Agreement. Recordation in the Register is the sole means of assignment or transfer of the holder’s interest in the Loans, and any assignment or transfer in contravention thereof is not effective and is hereby rendered null and void.

26. No Waiver

We may choose to delay enforcing or to not exercise rights under this Loan Agreement. If we do this, we do not waive our rights to exercise or enforce them or any other rights under this Loan Agreement on any other occasion.

27. Governing Law

Utah law and federal law govern this Loan Agreement and your Loan. They govern without regard to internal principles of conflicts of law. You and the Business Representative agree that this Loan Agreement is made and performed in the State of Utah. You and the Business Representative agree that: (i) we are located in Utah; (ii) we make all credit decisions from our home office in Utah; and (iii) the Loan hereunder is made in Utah (that is, no binding contract will be formed until we receive and accept your signed Loan Agreement in Utah). This Loan Agreement will only be valid when signed by you and the Business Representative and accepted by us at our home office in Utah.

28. Claims Resolution

For this section, “you” and “us” includes any corporate parents, subsidiaries, affiliates or related persons or entities and “you” also includes Business Representative. “Claim” means any current or future claim, dispute or controversy relating to your Loan(s), this Loan Agreement, or any agreement or relationship you have or had with us, except for the validity, enforceability or scope of the Arbitration provision. Claim includes but is not limited to: (1) initial claims, counterclaims, crossclaims and third-party claims; (2) claims based upon contract, tort, fraud, statute, regulation, common law and equity; (3) claims by or against any third party using or providing any product, service or benefit in connection with any loan; and (4) claims that arise from or relate to (a) any loan created under any of the agreements, or any balances on any such loan, (b) advertisements, promotions or statements related to any loans, goods or services financed under any loans or terms of financing, and (c) your application for any loan. You may not sell, assign or transfer a claim.

Sending a Claim Notice

Before beginning a lawsuit, mediation or arbitration, you and we agree to send a written notice (a claim notice) to each party against whom a claim is asserted, in order to provide an opportunity to resolve the claim informally or through mediation. Go to https://www.americanexpress.com/en-us/business/blueprint/claim/claim-form.pdf for a sample claim notice. The claim notice must describe the claim and state the specific relief demanded. Notice to you may be provided by your billing statement or sent to your billing address. Notice to us must include your name, address and Account number and be sent to American Express ADR c/o CT Corporation System, 28 Liberty Street, New York, New York 10005. If the claim proceeds to arbitration, the amount of any relief demanded in a claim notice will not be disclosed to the arbitrator until after the arbitrator rules.

Mediation

In mediation, a neutral mediator helps parties resolve a claim. The mediator does not decide the claim but helps parties reach agreement. Before beginning mediation, you or we must first send a claim notice. Within 30 days after sending or receiving a claim notice, you or we may submit the claim to JAMS (1-800-352-5267, jamsadr.com) or the American Arbitration Association (“AAA”) (1-800-778-7879, adr.org) for mediation. We will pay the fees of the mediator. All mediation- related communications are confidential, inadmissible in court and not subject to discovery.

All applicable statutes of limitation will be tolled from the date you or we send the claim notice until termination of the mediation. Either you or we may terminate the mediation at any time. The submission or failure to submit a claim to mediation will not affect your or our right to elect arbitration.

Arbitration

You or we may elect to resolve any claim by individual arbitration. Claims are decided by a neutral arbitrator. If arbitration is chosen by any party, neither you nor we will have the right to litigate that claim in court or have a jury trial on that claim. Further, you and we will not have the right to participate in a representative capacity or as a member of any class pertaining to any claim subject to arbitration. Arbitration procedures are generally simpler than the rules that apply in court, and discovery is more limited. The arbitrator’s authority is limited to claims between you and us alone. Claims may not be joined or consolidated unless you and we agree in writing. An arbitration award and any judgment confirming it will apply only to the specific case and cannot be used in any other case except to enforce the award. The arbitrator’s decisions are as enforceable as any court order and are subject to very limited review by a court. Except as set forth below, the arbitrator’s decision will be final and binding. Other rights you or we would have in court may also not be available in arbitration.

Initiating Arbitration

Before beginning arbitration, you or we must first send a claim notice. Claims will be referred to either JAMS or AAA, as selected by the party electing arbitration. Claims will be resolved pursuant to this Arbitration provision and the selected organization’s rules in effect when the claim is filed, except where those rules conflict with this Loan Agreement. If we choose the organization, you may select the other within 30 days after receiving notice of our selection. Contact JAMS or AAA to begin an arbitration or for other information. Claims also may be referred to another arbitration organization if you and we agree in writing or to an arbitrator appointed pursuant to section 5 of the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (FAA).

We will not elect arbitration for any claim you file in small claims court, so long as the claim is individual and pending only in that court. You or we may otherwise elect to arbitrate any claim at any time unless it has been filed in court and trial has begun or final judgment has been entered. Either you or we may delay enforcing or not exercise rights under this Arbitration provision, including the right to arbitrate a claim, without waiving the right to exercise or enforce those rights.

Limitations on Arbitration

If either party elects to resolve a claim by arbitration, that claim will be arbitrated on an individual basis. There will be no right or authority for any claims to be arbitrated on a class action basis or on bases involving claims brought in a purported representative capacity on behalf of the general public, other cardmembers or other persons similarly situated.

Notwithstanding any other provision and without waiving the right to appeal such decision, if any portion of these Limitations on Arbitration is deemed invalid or unenforceable, then the entire Arbitration provision (other than this sentence) will not apply.

Arbitration Procedures

This Arbitration provision is governed by the FAA. The arbitrator will apply applicable substantive law, statutes of limitations and privileges. The arbitrator will not apply any federal or state rules of civil procedure or evidence in matters relating to evidence or discovery. Subject to the Limitations on Arbitration, the arbitrator may otherwise award any relief available in court. You and we agree that the arbitration will be confidential. You and we agree that we will not disclose the content of the arbitration proceeding or its outcome to anyone, but you or we may notify any government authority of the claim as permitted or required by law. If your claim is for $10,000 or less, you may choose whether the arbitration will be conducted solely on the basis of documents, through a telephonic hearing, or by an in-person hearing. At any party’s request, the arbitrator will provide a brief written explanation of the award. The arbitrator’s award will be final and binding, subject to each party’s right to appeal as stated in this section and/or to challenge or appeal an arbitration award pursuant to the FAA. To initiate an appeal, a party must notify the arbitration organization and all parties in writing within 35 days after the arbitrator’s award is issued. The arbitration organization will appoint a three- arbitrator panel to decide anew, by majority vote based on written submissions, any aspect of the decision objected to. The appeal will otherwise proceed pursuant to the arbitration organization’s appellate rules. Judgment upon any award may be entered in any court having jurisdiction. At your election, arbitration hearings will take place in the federal judicial district of your residence.

Arbitration Fees and Costs

You will be responsible for paying your share of any arbitration fees (including filing, administrative, hearing or other fees), but only up to the amount of the filing fees you would have incurred if you had brought a claim in court. We will be responsible for any additional arbitration fees. At your written request, we will consider in good faith making a temporary advance of your share of any arbitration fees, or paying for the reasonable fees of an expert appointed by the arbitrator for good cause.

Additional Arbitration Awards

If the arbitrator rules in your favor for an amount greater than any final offer we made before the final hearing in arbitration, the arbitrator’s award will include: (1) any money to which you are entitled, but in no case less than $5,000; and (2) any reasonable attorneys’ fees, costs and expert and other witness fees.

Your Right to Reject Arbitration

You may reject this Arbitration provision by sending a written rejection notice to us at: American Express, P.O. Box 981556, El Paso, TX 79998. Go to https://www.americanexpress.com/en-us/business/blueprint/reject/reject-form.pdf for a sample rejection notice. Your rejection notice must be mailed within 45 days after you execute your Loan Agreement. Your rejection notice must state that you reject the Arbitration provision and include your name, address, Account number and personal signature. No one else may sign the rejection notice. If your rejection notice complies with these requirements, this Arbitration provision and any other arbitration provisions in the Loan Agreement(s) for any other currently open American Express loans you have will not apply to you and any claims subject to pending litigation or arbitration at the time you send your rejection notice. Rejection of this Arbitration provision will not affect your other rights or responsibilities under this Claims Resolution section or the Loan Agreement. Rejecting this Arbitration provision will not affect your ability to use any benefit, product or service you may have with your Loan.

Continuation

This section will survive termination of your Loan Agreement, voluntary payment of your Loan balance, any legal proceeding to collect a debt, any bankruptcy and any sale of your Loan (in the case of a sale, its terms will apply to the buyer of your Loan). If any portion of this Claims Resolution section, except as otherwise provided in the Limitations on Arbitration subsection, is deemed invalid or unenforceable, it will not invalidate the remaining portions of this Claims Resolution section.

29. Entire Agreement

This Loan Agreement is a final expression of the agreement between you, the Business Representative and us governing your loan. There are no unwritten oral agreements between the parties. This written Loan Agreement may not be contradicted by any alleged oral agreement. You and the Business Representative may not amend the terms of this Loan Agreement without written agreement from us. We may amend this Loan Agreement to comply with law or to update any names or contact information, definitions, references, or similar terms, only to the extent such amendment is permitted by law, and you and the Business Representative acknowledge that you agree to such amendment upon notice. All rights and obligations of us, our affiliates, you and the Business Representative concerning anything other than the loan continue to be governed by the terms of the separate agreement governing such items, if any. In the event of any conflict between this Loan Agreement and any separate agreement, this Loan Agreement shall prevail as it relates to your loan. You and the Business Representative acknowledge that there are no third-party beneficiaries to this Loan Agreement.

30. Construction

The headings of the sections and subsections herein are inserted for convenience only and under no circumstances shall they affect in any way the meaning or interpretation of this Loan Agreement. For purposes of this Loan Agreement, “including” shall mean “including, without limitation.”

31. State Disclosures

FOR OHIO RESIDENTS ONLY: The Ohio laws against discrimination require that all creditors make credit equally available to all credit worthy customers, and that credit reporting agencies maintain separate credit histories on each individual upon request. The Ohio civil rights commission administers compliance with this law.

32. Confidentiality, Press Releases

You and the Business Representative understand and agree that the terms and conditions of the products and services we offer, including this Loan Agreement and any other documentation provided by us, is our proprietary and confidential information. Accordingly, unless disclosure is required by applicable law or court order, you and the Business Representative will not disclose such information to any person other than your attorneys, accountants, financial advisors, or employees who need to know such information for the purpose of advising you or the Business Representative, provided that such advisors use such information solely to advise you and the Business Representative and first agree in a signed record to keep such information confidential. You and the Business Representative will not issue any press release or make any public announcement (or both) in respect of this Loan Agreement or us without our prior signed consent. In the event that you were referred to us by a third party, you acknowledge and agree that we may inform such third party that we extended you a Loan under this Loan Agreement and share additional information about your Loan with such third party.

Andres Espinosa, Chief Credit Officer	BANNOR MACGREGOR

American Express National Bank	Jul 20, 2023 04:42 PM

Jul 20, 2023 04:42 PM
BANNOR MACGREGOR

Jul 20, 2023 04:42 PM

Jul 2023